EXHIBIT 99.1

MY SCREEN MOBILE, INC.,

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.	PURPOSE AND GENERAL RESPONSIBILITIES

The primary function of the Audit Committee of the Board of Directors of My Screen Mobile, Inc. (the “Corporation”) is to assist the Board of Directors in fulfilling its oversight responsibilities for financial matters.  It performs this function by:

•	Serving as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system;

•	Reviewing and assessing audit efforts of the Corporation’s independent auditors and internal auditing department, if any;

•	Providing an avenue of open communication among the Corporation’s independent auditors, financial and senior management, internal auditing department, and Board of Directors; and

•	Recommending and approving the selection and engagement of the independent auditor, and reviewing the services performed, the independence and performance of the independent auditor.

In carrying out these responsibilities, the Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any investigation.

While the Audit Committee has the responsibilities set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  This is the responsibility of management and the independent auditor.

II.	COMPOSITION

No member of the Audit Committee shall have a relationship to the Corporation that may interfere with the exercise of their independent judgment.  As soon as reasonably practical, the Audit Committee shall consist of the following:

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A minimum of three (3) members of the Board of Directors, provided however, there may be less than three (3) members if there are less than three (3) board members that meet the qualifications set forth below, or if permitted under Securities and Exchange Commission Regulation S-B.  In addition,   All members of the Audit Committee shall be:

-	“Independent,” as such term is defined by the standards that may be applicable to the Corporation; and

-	Able to read and understand fundamental financial statements;

II.	COMPOSITION - continued

•	A chairperson appointed by the Board of Directors; and

•	At least one (1) member that is “financially sophisticated” in that such member has:

-	An understanding of generally accepted accounting principles and financial statements;

-	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

-	Experience preparing, auditing, analyzing or evaluating financial statements;

-	An understanding of internal controls and procedures for financial reporting;

-	An understanding of audit committee functions; and

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Any other comparable experience or background which results in the member’s financial sophistication, including past employment experience in finance and accounting and/or a requisite professional certification in accounting.

III.	RESPONSIBILITIES AND DUTIES

3.1.	Annual Review of Audit Committee Charter

The Audit Committee shall review this Charter at least annually (or more frequently as circumstances require) for adequacy and recommend to the Board of Directors any necessary changes.  In the event that the Audit Committee determines that changes are necessary to this Charter prior to its scheduled annual review, the Audit Committee may recommend such changes to the Board of Directors prior to the annual review.

3.2.	Recommendation of Independent Auditor

The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditor.  It is understood that the Corporation’s independent auditor is ultimately accountable to the Audit Committee and the Board of Directors.

In this regard, the Audit Committee shall annually recommend to the Board of Directors and the Corporation’s stockholders the selection of the Corporation’s independent auditor.  Factors considered in making that recommendation include the auditor’s independence, effectiveness and fees.  Further, in connection with its continual assessment of the independence of the Corporation’s independent auditor, the Audit Committee shall pre-approve the retention of the Corporation’s independent auditor for any permissible non-audit service and any fee for such service.  The Corporation’s independent auditor is not permitted to perform any of the following services for the Corporation:

3.2.	Recommendation of Independent Auditor - continued

•	Bookkeeping or other services related to the accounting records or financial statements of the Corporation;

•	Financial information systems design or implementation;

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker or dealer, investment advisor or investment banking services;

•	Legal services and expert services unrelated to the Corporation’s audit; and

•	Any other services that the Public Company Accounting Oversight Board or the Securities and Exchange Commission determines is impermissible.

At least annually (or more frequently as circumstances require), the Audit Committee shall review a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Corporation and discuss with the independent auditor all significant relationships the independent auditor has with the Corporation to determine its independence and objectivity.  Any necessary action resulting from that review shall be recommended to the Board of Directors by the Audit Committee.  In addition, the Corporation’s independent auditor and management shall provide to the Audit Committee updates on emerging accounting and auditing issues, as well as an assessment of their potential impact on the Corporation, on a timely basis throughout the year.  Further, the Corporation’s independent auditor and management shall at least annually (or more frequently as circumstances require) provide an analysis of the Corporation’s critical accounting policies.

3.3.	Review of Internal Controls

At least annually (or more frequently as circumstances require), the Audit Committee shall review with the independent auditor and management personnel the adequacy and effectiveness of the Corporation’s accounting, financial and other internal controls, and elicit any recommendations for improvement of existing controls or the addition of new or more detailed controls.

The Audit Committee must collect and discuss any and all received complaints regarding accounting, internal accounting controls, or auditing matters.  An employee of the Corporation may contact the Audit Committee anonymously and submit any concerns regarding questionable accounting or auditing matters

3.4.	Financial Reporting Process

3.4.1.	Annual Process

On an annual basis prior to the filing of the Corporation’s Annual Report on Form 10-K, 10-KSB or other equivalent form with the Securities and Exchange Commission, the Audit Committee shall review with the independent auditor and management, the Corporation’s annual audited financial statements and related financial disclosures.  As a result of that review, the Audit Committee shall recommend to the Board of Directors whether the audited financials and related disclosures should be included in the Corporation’s Annual Report on Form 10-K, 10-KSB or other equivalent form and the Corporation’s Annual Report to Stockholders.  In connection with that review:

•	The independent auditor shall report on its completion of the annual audit, any significant issues arising and whether it intends to issue an unqualified opinion on the financials;

•	The independent auditor shall express its judgment regarding the quality and appropriateness of the Corporation’s accounting principles as they apply to its financial reporting;

•	Management shall review the annual financial statements with the Audit Committee, discuss significant changes from the previous year and identify the impact of any new accounting pronouncements;

•	The Audit Committee shall consider any significant changes to the Corporation’s auditing and accounting practices as suggested by the independent auditor or management;

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The Audit Committee shall review separately with management, the internal audit staff, if any, and the independent auditor, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information; and

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The Audit Committee shall review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as previously approved by the Audit Committee, have been implemented.

Throughout the year, the Corporation’s independent auditor shall describe its audit plans (in terms of scope and procedures to be used) for the year and the progress of those plans to date.

3.4.2.	Quarterly Process

Prior to the filing of the Corporation’s Quarterly Report on Form 10-Q, Form 10-QSB or other equivalent form with the Securities and Exchange Commission, the Audit Committee shall review with the independent auditor any significant issues arising in the independent auditor’s review of the quarterly financial statements and related disclosures.

3.5.	Preparation of the Annual Audit Committee Report

Annually, the Audit Committee shall review and approve for inclusion in the Corporation’s Annual Proxy Statement a “Report of the Audit Committee,” containing information required under the rules of the Securities and Exchange Commission.

3.6.	Review of Significant Litigation and Regulatory Matters

At each quarterly meeting of the Audit Committee (or more frequently as circumstances require), the Corporate Secretary and General Counsel (or such individuals serving in equivalent positions) shall discuss with the Audit Committee any significant litigation or regulatory matters outstanding involving the Corporation.  If significant litigation or regulatory matters arise during the year outside of a regularly scheduled report, those matters shall be brought to the attention of the Audit Committee at its next regularly scheduled meeting.

3.7.	Ethical Compliance

Periodically, the Audit Committee shall review and update the Corporation’s Code of Ethics for Directors, Chief Executive and Senior Financial Officers for the purposes of ensuring that the Corporation’s Code of Ethics is in compliance with all applicable rules and regulations, if any.  In addition, the Audit Committee shall review the system used by the Corporation’s management to enforce the Code of Ethics.

3.8.	Additional Areas of Review

The Audit Committee may participate in other areas of review as designated by the Board, including, but not limited to, the following:

•	Senior Officer Expenses. At least annually (or more frequently as circumstances require), the Audit Committee shall review the expenses of the executive officers of the Corporation.

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Transactions with Management. The Audit Committee shall review past or proposed transactions between the Corporation and members of management, directors and their affiliates relating to the integrity of management and including conflicts of interest.

•	Information Technology. The Audit Committee shall receive an annual report on the adequacy of the Corporation’s computerized information system controls and related security.

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Income Tax Matters. At least annually (or more frequently as circumstances require), the Audit Committee shall receive a report from the Corporation’s Chief Financial Officer (or such individual serving in an equivalent position) regarding certain income tax matters, including the status of income tax reserves and governmental tax audits.

3.8.	Additional Areas of Review - continued

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Derivative Securities.  At least annually (or more frequently as circumstances require), the Audit Committee shall receive a report from the Chief Financial Officer on the Corporation’s use of derivative securities and compliance with the policy of the Board of Directors, if any.

•	Complaint Procedures. The Audit Committee shall establish procedures relating to:

-	the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and

-	the confidential, anonymous submission by the Corporations’ employees of concerns regarding questionable accounting or auditing matters.

IV.	MEETINGS AND ATTENDANCE

The Audit Committee shall meet at least four (4) times a year, once each quarter, or more frequently if circumstances dictate, where notice of such meetings shall be provided in advance to the Board of Directors.  At least twice a year, the Audit Committee shall meet separately with the independent auditor and the Chief Financial Officer in executive session.

The Chief Executive Officer, the Chief Financial Officer and the independent auditors shall be invited to attend all regular meetings of the Audit Committee.  The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer at least annually to review the financial affairs of the Corporation.  The Audit Committee will meet with the independent auditors of the Corporation, at such times as it deems appropriate, to review the independent auditors’ examination and management report.  The Audit Committee may also meet with the Corporation’s investment bankers or financial analysts who follow the Corporation.  At the invitation of the chairperson of the Audit Committee, other members of management or outside consultants shall attend Audit Committee meetings.

V.	MINUTES AND REPORTS

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors, and will summarize its examinations and recommendations to the Board of Directors, as may be appropriate, in a manner consistent with the charter of the Audit Committee.

VI.	FUNDING

The Audit Committee shall have the sole authority to approve fees related to or for the payment of:

•	Any registered public accounting firm engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation;

•	Compensation to any advisors employed by the Audit Committee; and

•	Ordinary administrative expenses of the Audit Committee.

The determination of the amount of the appropriate funding and the terms of engagement shall be made by the Audit Committee.

VII.	OUTSIDE ADVISERS

The Audit Committee shall have the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.